UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 10, 2010

BROADRIDGE FINANCIAL SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE

(State or other jurisdiction of incorporation)

001-33220	33-1151291
(Commission file number)	(I.R.S. Employer Identification No.)

1981 Marcus Avenue

Lake Success, New York 11042

(Address of principal executive offices)

Registrant’s telephone number, including area code: (516) 472-5400

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

On May 10, 2010, Broadridge Financial Solutions, Inc. (the “Company”) issued a press release announcing its financial results for the third quarter of fiscal year 2010. On May 10, 2010, the Company also posted an Earnings Webcast & Conference Call Presentation dated May 10, 2010 on the Company’s Investor Relations home page at www.broadridge-ir.com. The press release and presentation are attached hereto as Exhibits 99.1 and 99.2, respectively, and are incorporated herein by reference.

On May 10, 2010, the Company posted key statistics of its Investor Communication Solutions, and Securities Processing and Outsourcing Solutions businesses for the third quarter of fiscal year 2010, included as Exhibit 99.3 hereto, on the Company’s Investor Relations homepage at www.broadridge-ir.com.

Item 7.01.	Regulation FD Disclosure.

On a Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on November 3, 2009, the Company reported that it and its wholly owned subsidiary Ridge Clearing & Outsourcing Solutions, Inc. (“Ridge”) entered into an asset purchase agreement (the “Asset Purchase Agreement”) with Penson Worldwide, Inc. (“PWI”) and Penson Financial Services, Inc., a wholly owned subsidiary of PWI (“PFSI”), to sell the contracts with substantially all of the securities clearing clients of Ridge to PFSI.

The Company believes that the closing of this transaction will occur in the fourth quarter of its current fiscal year, subject to the satisfaction of customary closing conditions, including regulatory approvals. The Company had previously reported that it would receive between $60 million and $70 million in total consideration for the sale of the contracts (the “Purchase Price”). The Purchase Price is now expected to be between $40 million and $50 million and will consist of (a) a five-year subordinated note (the “Seller Note”) payable by PWI bearing interest at an annual rate equal to 90-day LIBOR plus 5.5%, and (b) approximately $15 million of shares of PWI’s common stock determined in accordance with a formula agreed to by the parties.

In addition, the Asset Purchase Agreement requires PWI to provide $50 million in additional regulatory capital and the Company has agreed to lend this amount to PWI in the event PWI is unable to fund the amount from other sources. The Company believes that it will not need to lend this $50 million to PWI for PWI to meet its capital requirement.

The specific amount of the Purchase Price, the allocation of the consideration between the Seller Note and PWI common stock, and whether the Company will lend $50 million to PWI will be determined prior to the closing of the transaction. The Purchase Price will be subject to certain adjustments post-closing upon the occurrence of agreed upon events.

On a Form 8-K filed with the SEC on April 1, 2010, the Company reported that it had entered an Information Technology Services Agreement (the “IT Services Agreement”) with International Business Machines Corporation (“IBM”), under which IBM will provide certain aspects of the Company’s information technology infrastructure that are currently provided under a data center outsourcing services agreement by the Company’s former parent company, Automatic Data Processing, Inc. Under the IT Services Agreement, IBM will provide a broad range of technology services to the Company including supporting its mainframe, server, network and data center operations, as well as providing disaster recovery services. The Company expects that the migration of its data center processing to IBM will take approximately 18 to 24 months to complete; which migration will commence in January 2011. The IT Services Agreement has an initial term of ten years, which commences when the Company has completed the migration of its data center processing to IBM from ADP and expires on October 31, 2021. The Company has the right to renew the initial term of the IT Services Agreement for up to one additional 12-month term.

As a result of the IT Services Agreement, the Company expects to reduce the costs associated with these functions over time by approximately $25 million annually after the transition to IBM is fully implemented in the Company’s 2013 fiscal year and the payment by the Company of approximately $25 million in one-time transition costs related to the IT Services Agreement in its 2011 and 2012 fiscal years.

On May 10, 2010, the Company posted the services definitions referenced in the Investor Communication Solutions statistics, included as Exhibit 99.4 hereto, on the Company’s Investor Relations homepage at www.broadridge-ir.com.

Copies of the press release, presentation, key statistics, and services definitions are being furnished as Exhibits 99.1, 99.2, 99.3, and 99.4 respectively, and are incorporated herein by reference. The information furnished pursuant to Items 2.02 and 7.01, including Exhibits 99.1, 99.2, 99.3, and 99.4 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities under that Section, and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Exchange Act.

Item 9.01.	Financial Statements and Exhibits.

Exhibits. The following exhibits are filed herewith:

Exhibit No.	Description

99.1	Press release dated May 10, 2010.

99.2	Earnings Webcast & Conference Call Presentation dated May 10, 2010.

99.3	Key Statistics for the third quarter of fiscal year 2010.

99.4	Investor Communication Solutions Segment-Services Definitions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 10, 2010

BROADRIDGE FINANCIAL SOLUTIONS, INC.

By:	/S/ DAN SHELDON
Name:	Dan Sheldon
Title:	Vice President, Chief Financial Officer